EXHIBIT 10.16

SEPARATION AGREEMENT

This Agreement (“Agreement”), dated August 9, 2010, is entered into by and between DynCorp International LLC (“the Company” or “DI”) and Michael Thorne.

WHEREAS, Thorne has been employed by DI since July 9, 2001, and currently holds the position of Senior Vice President and Chief Financial Officer;

WHEREAS, effective April 12, 2006, DI and Thorne entered into an Employment Agreement (“Employment Agreement”);

WHEREAS, the parties now agree to enter into a new agreement, allowing Thorne to resign his employment and clarifying his rights and obligations under the Employment Agreement;

WHEREAS, the parties to this Agreement and Release (the “Agreement”) deem it to be in their best interest and mutual advantage to enter into this Agreement and to settle all claims between them and part on an amicable basis;

NOW, THEREFORE, for and in consideration of the promises and the covenants, agreements and releases made herein, the receipt of which and sufficiency of said consideration are hereby acknowledged, the parties hereto agree as follows:

1.	Thorne Resignation. Thorne agrees to submit his voluntary resignation on or about July 23, 2010. This resignation shall be effective on August 9, 2010.

2.	DI Consideration. In consideration for Thorne’s resignation, DI agrees that it shall be obligated to pay and Thorne shall be entitled to receive the benefits and compensation set forth in paragraph 4.3 of the Employment Agreement (including subparagraphs 4.3.1, 4.3.2, and 4.3.3). The parties specifically agree that pursuant to paragraph 4.3.3, DI will reimburse Thorne for COBRA health insurance premiums he pays at 100% of actual cost for the duration provided in paragraph 4.3.3 of the Agreement. Thorne remain on the payroll and be paid at his current rate through August 31, 2010. During the month of August, he will be available for reasonable transition assistance. Effective August 31, 2010, DI will pay Thorne his vested PTV and his prorated FY’11 bonus. The parties agree that Thorne shall be entitled to receive five-twelfths (5/12) of his FY’11 bonus. DI will also provide Thorne with Executive Placement Services for a period of six months beginning on a date Thorne selects. The parties agree that Thorne will begin Executive Placement Services no later than August 31, 2011.

3.	Releases by Thorne. In exchange for the consideration provided by DI in this Agreement, Thorne agrees to the following:

a.

Forever, irrevocably and unconditionally to release and discharge DI, its owners, parent companies, affiliates, officers, directors, employees, retirement plans, agents, predecessors, successors, purchasers, assigns, and representatives of any and all grievances, claims, demands, debts, defenses, actions or causes of action, obligations, damages and liabilities or promises, known or unknown, arising out of or relating to his employment with DI whatsoever, which he now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to any act, occurrence, or transaction from the beginning of time until the effective date of this Agreement. This waiver expressly includes any claims arising from the termination of Thorne’s employment by DI. Thorne waives these claims on behalf of himself and his heirs, assigns, and anyone making a claim through him. The claims waived and discharged include, but are not limited to:

i.	Employment discrimination claims (including without limitation, claims of sex discrimination and/or sexual harassment) and retaliation under Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. 20004 et seq.) and under applicable state law;

ii.	Age discrimination claims under the Age Discrimination in Employment Act (ADEA), (20 U.S.C. 621 et seq.) and under applicable state law;

iii.	Claims under the Employee Retirement Income Security Act (ERISA) (29 U.S.C. 1001 et seq.) and under applicable state law;

iv.	Claims under the Americans with Disabilities Act (ADA) of 1990, as amended (42 USC 12101 et seq.) and under applicable state law;

v.	Disputed wages, including claims for any back wages;

vi.	Wrongful discharge and/or breach of contract claims;

vii.	Tort and other legal claims, including invasion of privacy, defamation, fraud, and infliction of emotional distress; and

viii.	Claims under all other applicable state and federal laws affecting the employment relationship,

b.	Not to bring any legal action against DI or to join in any lawsuit against the same, or against its owners, parent companies, affiliates, predecessors, successors and assigns, as well as past and present officers, directors, and employees for any claim waived, and he represents and warrants that he has not filed any such claim as of the date of this Agreement.

c.	That the provisions of Paragraph 6 (Non-Solicitation and Confidentiality) and Paragraph 7 (Miscellaneous) of the Employment Agreement shall survive Thorne’s resignation and shall remain in full force and effect. (A copy of the Employment Agreement is attached hereto as Exhibit I to this Agreement.)

4.	Confidentiality. Thorne agrees to maintain in strict confidence the terms of this Agreement and shall not repeat the terms of this Agreement, verbally or in writing, to any individual, person, or entity except for Thorne’s legal counselor to such licensed individual retained by Thorne for the purpose of offering tax or financial advice.

5.	Non-Admission. Thorne expressly acknowledges and understands that this Agreement is not an admission of liability under any statute or otherwise by DI, and does not admit any violation of any legal rights, but is solely entered into in exchange for the terms described above.

6.	Entire Agreement. The parties agree that this Agreement shall be binding upon and inure to the benefit of the assigns, heirs, executors, and administrators of Thorne and the officers, directors, employees, agents, predecessors, successors, purchasers, assigns, representatives, parent companies, subsidiaries, and affiliates of DI. This Agreement, along with the Employment Agreement, which is attached as Exhibit 1 hereto, provides the entire agreement and understanding between the Parties, and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. There are no additional promises or terms among the parties, and this Agreement shall not be modified except in writing signed by each of the parties hereto.

7.	Acknowledgement and Waiver of Claims under ADEA. Thorne acknowledges that he is waiving and releasing important rights, including claims that he may have under the Age Discrimination in Employment Act (“ADEA”), and that his waiver is knowing and voluntary. Thorne and DI agree that this waiver and release does not apply to any rights or claim that may arise under the ADEA after the effective date of this Agreement. Thorne acknowledges that he had read this Agreement and that he understands its contents. He further acknowledges that the consideration given for this Agreement is in addition to anything of value that he was already entitled to receive. Thorne further acknowledges that he has been advised in writing that (a) he should consult with an attorney prior to executing this Agreement, (b) he has had at least twenty-one (21) days within which to consider this Agreement; (c) that he has at least seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) the Agreement shall not be effective until the revocation period has expired.

8.	Governing Law. This Agreement and the rights and obligations of the Company and Thorne thereunder shall be governed by and construed and enforced under the laws of the State of New York without regard to New York’s conflict of interest rules.

9.	Severability. In the event that one or more of the provisions of this Agreement shall for any reason be held to be illegal or unenforceable, this Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable.

10.	Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

The parties acknowledge that they have read the foregoing Agreement, understand its contents, and accept and agree to the provisions it contains and hereby execute it voluntarily and knowingly and with full understanding of its consequences.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES

A RELEASE OF KNOWN AND UNKNOWN CLAIMS. YOU

HAVE THE RIGHT TO CONSULT AN ATTORNEY

BEFORE SIGNING THIS AGREEMENT

MICHAEL THORNE

Dated:	8-6-10	/s/ Michael Thorne

DYNCORP INTERNATIONAL LLC

Dated:	8-6-10	By:	/s/ Barbara D. Walken
		Title:	Senior Vice President, HR

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